EXHIBIT 10.1

Broadridge Financial Solutions, Inc.
Executive Officer Annual Incentive Compensation Plan

1. Purpose. The purpose of the Broadridge Financial Solutions, Inc. Executive Officer Annual Incentive Compensation Plan (the “Plan”) is to advance the interests of Broadridge Financial Solutions, Inc. (the “Company”), by providing for annual or other periodic bonuses for executive officers of the Company and its subsidiaries who are designated as participants in the Plan, in order to enhance the Company’s competitiveness and its ability to attract, motivate and retain top talent and to reward annual financial and individual performance that complements the Company’s longer-term strategic focus. Capitalized terms not otherwise defined herein will have the meanings set forth in the Company’s 2018 Omnibus Award Plan.
2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall administer and interpret the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. The Committee shall have the sole discretion to interpret and construe the Plan. All designations, determinations, interpretations, and other decisions under, or with respect to, the Plan or any bonus payable pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties.

3. Eligibility/Forfeiture.

(a) The executive officers of the Company and its subsidiaries will be eligible to participate in the Plan for each fiscal year of the Company (a “Plan Year”) during which they serve as executive officers. Executive officers selected by the Committee who participate in the Plan are referred to herein as “Participants.”

(b) Unless otherwise provided in an applicable severance or change in control plan or agreement, a Participant whose employment terminates during a Plan Year shall not be entitled to the payment of a bonus under the Plan for the Plan Year, except as the Committee may otherwise determine in its sole discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee in its sole discretion, in the event a Participant dies or terminates employment due to his or her Disability or Retirement during a Plan Year, the Participant (or his or her estate, in the case of death) will be entitled to a pro-rated bonus based on the number of days of the Participant’s employment during the Plan Year and the level of achievement of the Performance Goals for the entire Plan Year, as determined by the Committee, and such amount will be paid at the time provided in Section 5(a) below.

For purposes of this Plan, “Disability” shall mean qualification for long-term disability benefits under the long-term disability plan or policy, as it may be amended from time to time, of the Company or, if different, the Affiliate which employs the Participant (the “Employer”), regardless of whether the Participant is covered by such policy. If the Employer does not have a long-term disability policy, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its sole discretion.

For purposes of this Plan, “Retirement” means termination of employment for any reason (other than due to death or Disability of the Participant or by the Company for Cause) if such termination occurs after: (i) the Participant has reached age sixty (60) and the Participant has at least five (5) years of continuous service with the Company or its subsidiaries (including service with a predecessor of the Company or a subsidiary) or (ii) the Participant has reached age sixty-five (65).

For purposes of this Plan, “Cause” means: (1) the Participant is convicted of, or pleads nolo contendere to, a felony; (2) willful misconduct by the Participant resulting in material harm to the Company; (3) the Participant commits an act constituting fraud, embezzlement, theft, or dishonesty against the Company or a subsidiary resulting in material harm to the Company; (4) continuing failure by the Participant to perform his or her duties after written notice thereof from the Company or a subsidiary; or (5) material breach by the Participant of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or a subsidiary.

4. Bonuses.

(a) Each Participant in the Plan for a Plan Year shall be eligible to receive such bonus, if any, for the Plan Year as may be payable based on achievement of the Performance Goals selected by the Committee as described below. The Committee shall establish for the Plan Year a “Target Bonus” for each Participant equal to a percentage of such Participant’s annualized base salary in effect as of the last day of the Plan Year, and the maximum amount of a Target Bonus that may be awarded to a Participant for a Plan Year shall be 200% thereof. Participants shall have their bonuses, if any, determined on the basis of the degree of achievement of the Performance Goals established by the Committee and in accordance with the formula established by the Committee and any proration determined by the Committee, e.g. for partial year service, changes from full-time status to part-time status (or vice versa), instances of leaves of absence, or changes in Target Bonus occurring during the Plan Year.

(b) “Performance Goals” shall mean, for a Plan Year, the one or more goals established by the Committee for the Plan Year based upon the Performance Criteria. In the event more than one Performance Goal is selected by the Committee, the Committee will determine weightings for each Performance Goal. The Performance Goals for a Plan Year and relevant weightings, if applicable, may vary from Participant to Participant, in the sole discretion of the Committee. Unless otherwise determined by the Committee in its sole discretion, the Performance Goals will be established within the first ninety (90) days of the applicable Plan Year. The Committee is authorized at any time during the Plan Year or at any time thereafter, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Plan Year based on the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary, unusual or infrequently occurring events; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; (viii) a change in the Company’s fiscal year; and (ix) any other events affecting the Company or relating to the Participant, as determined by the Committee.

(c) The “Performance Criteria” shall be measured in terms of any performance criteria selected by the Committee, which may include, without limitation, one or more of the following objectives or any other metric or objective determined by the Committee to be appropriate from time to time, each as described as they relate to Company-wide objectives or of an Affiliate, a subsidiary, division, department or function of the Company or an Affiliate: (i) earnings per share; (ii) stock price; (iii) stockholder return; (iv) return on investment; (v) return on capital; (vi) earnings before interest, taxes, depreciation and/or amortization; (vii) income before taxes and extraordinary items; (viii) gross or net profits; (ix) gross or net revenues; (x) net earnings or net income (before or after taxes); (xi) operating income; (xii) operating profit or net operating profit (before or after taxes); (xiii) return measures (including, but not limited to, return on assets or net assets, capital, invested capital, equity, or sales); (xiv) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (xv) gross or operating margins; (xvi) fair market value of the shares of the Company’s Common Stock; (xvii) the growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends; (xviii) productivity ratios; (xix) expense targets; (xx) margins; (xxi) operating efficiency; (xxii) objective measures of customer satisfaction; (xxiii) cost reductions or savings; (xxiv) market share; (xxv) working capital targets; (xxvi) measures of economic value added; (xxvii) sales; (xxviii) enterprise value; (xxix) client retention; (xxx) competitive market metrics; (xxxi) employee retention; (xxxii) timely completion of new product rollouts; (xxxiii) strategic and leadership goals; or (xxxiv) any combination of the foregoing. The foregoing performance criteria may be measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. For the avoidance of doubt, the Committee may: (i) designate additional objective or subjective performance criteria on which the Performance Criteria may be based, which may include criteria that are applicable to individual Participants or (ii) adjust, modify or amend the aforementioned criteria.

(d) The specific Threshold, Target and Maximum attainment levels for each Performance Goal shall be established by the Committee each year at the time the Performance Goals are set. “Threshold” attainment shall mean the minimum level of attainment required for a bonus to be paid. “Target” attainment shall mean the level of attainment required for a Target Bonus to be paid. “Maximum” attainment shall mean the level of attainment required for the highest level of a bonus to be paid, subject to the limitations of Section 4(a), and is generally equated with superior performance or excellence. For Performance Goal attainment levels that fall between the Threshold and Target attainment levels, interpolation between the Threshold and Target attainment levels will be used. For Performance Goal attainment levels that fall between the Target and Maximum attainment levels, interpolation between the Target and Maximum attainment levels will be used.

(e) The Committee may, in its sole discretion, (i) award or increase the amount of bonuses payable to one or more Participants even though not earned in accordance with the Performance Goals established pursuant to this Section 4, or (ii) decrease the amount of bonuses otherwise payable to one or more Participants even though earned in accordance with the Performance Goals established pursuant to this Section 4.

5. Payment.

(a)Payment of bonuses for a Plan Year shall be made as soon as reasonably practicable after the end of the Plan Year, but not later than the 15th day of the third month after the end of the Plan Year. Such payments shall either be made in the form of cash or Company Common Stock under the Company’s 2018 Omnibus Award Plan (or a successor plan), as determined by the Committee in its sole discretion.

(b) To the extent that a Participant has elected under the applicable provisions of any savings or retirement program offered by or through the Company to have any part of the bonus payable to the Participant for any Plan Year reduced and to have an amount equal to such part of the Participant’s bonus contributed to such program as a contribution on the Participant’s behalf, an amount equal to such part of the Participant’s Bonus shall be contributed to such program on behalf of the Participant, and thereupon, the obligation of the Company under this Plan with respect to payment of such part of the Participant’s bonus shall be fully discharged.

(c) The Company will not pay advances against future Bonus payments.

6. Participant’s Interests. A Participant’s interest in any bonus awards hereunder shall be a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested.

7. Non-Alienation of Benefits/Death. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Committee’s consent, which may be withheld in its sole discretion. In the event of a Participant’s death, the Company shall pay any bonus payment the Committee determines to make to the Participant’s estate.

8. Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts of required payroll deductions and tax withholdings. The Company shall have no liability for any tax imposed on an employee as a result of amounts paid or payable to such associate under the Plan.

9. No Employment Rights or Claim for Bonus. Nothing contained in the Plan shall confer upon any Participant any right to be continued in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate a Participant’s employment at any time. No employee of the Company or a subsidiary, or other person, shall have any claim or right to be granted a bonus under the Plan or, having been selected for the grant of a bonus, to be selected for a grant of any other bonus under the Plan.

10. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

11. Section 409A. The Plan and bonuses payable thereunder are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be limited, construed and interpreted in accordance with such intent. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

12. Severability. If any provision of the Plan is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the

Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or person and the remainder of the Plan shall remain in full force and effect.

13. Clawback Policy. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Company and applicable to incentive awards, as such policies are in effect from time to time, shall apply to this Plan and any bonuses paid or payable under this Plan.

14. Amendment or Termination. The Board may, in its sole discretion, terminate or amend the Plan at any time.

15. Successors. The Plan will be binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

16. Non-U.S. Participants. Without amending this Plan, the Committee may grant bonus awards to Participants who are employed outside the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its subsidiaries operates or has employees.

17. Controlling Law. The Plan shall be construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

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